Exhibit 99.2

THE TITAN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues	$620,333	$514,932	$1,179,326	$968,954

Costs and expenses:
Cost of revenues	517,445	438,082	987,940	820,354
Selling, general and administrative	46,622	38,143	87,215	74,032
Research and development	4,271	4,695	7,861	8,113
Merger, investigation and settlement costs	74,260	34,423	80,078	52,002
Asset impairments	—	15,495	—	15,495
Total costs and expenses	642,598	530,838	1,163,094	969,996
Operating profit (loss)	(22,265)	(15,906)	16,232	(1,042)
Interest expense - net	(10,120)	(8,918)	(19,803)	(17,871)
Net gain on sale of investments and other assets	1,484	—	1,484	563

Loss from continuing operations before income taxes	(30,901)	(24,824)	(2,087)	(18,350)
Income tax provision	14,795	68	25,456	2,911

Loss from continuing operations	(45,696)	(24,892)	(27,543)	(21,261)
Income (loss) from discontinued operations, net of tax	1,562	(41,660)	2,421	(42,232)

Net loss	(44,134)	(66,552)	(25,122)	(63,493)
Dividend requirements on preferred stock	—	—	—	(190)

Net loss applicable to common stock	$(44,134)	$(66,552)	$(25,122)	$(63,683)

Basic earnings (loss) per share:
Loss from continuing operations	$(0.54)	$(0.30)	$(0.32)	$(0.26)
Income (loss) from discontinued operations, net of tax	0.02	(0.49)	0.03	(0.50)
Net loss	$(0.52)	$(0.79)	$(0.30)	$(0.76)

Weighted average shares	85,180	83,970	84,991	83,347

Diluted earnings (loss) per share:
Loss from continuing operations	$(0.54)	$(0.30)	$(0.32)	$(0.26)
Income (loss) from discontinued operations, net of tax	0.02	(0.49)	0.03	(0.50)
Net loss	$(0.52)	$(0.79)	$(0.30)	$(0.76)

Weighted average shares	85,180	83,970	84,991	83,347